AudioEye Reports 172% Revenue Growth, 232% Bookings Growth in 2017

Rapidly Expanding Demand for Accessibility Driving Strong Growth for Company

TUCSON, Ariz., March 13, 2018 /PRNewswire/ -- AudioEye, Inc. (OTCQB: AEYE) ("AudioEye" or the "Company"), the leader in cloud-based software-as-a-service (SaaS) digital content accessibility solutions, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter and Full year 2017 and Recent Highlights:

  Grew fourth quarter revenue 119% year-over-year, to $876 thousand, as compared to $400 thousand in the fourth quarter of 2016;
  Grew full-year revenue 172% year-over-year, to $2.7 million, as compared to $994 thousand in 2016;
  Won new cash contract bookings worth $1.6 million in the fourth quarter, bringing cash contract bookings to $6.3 million for the full year 2017, as compared to cash contract bookings of $1.9 million for the full year 2016;
  Continued to increase revenue visibility as deferred revenue grew to $1.2 million, and contracts in excess of deferred revenue grew to $3.3 million;
  Maintained low operating expenses at $5.1 million for the full year 2017, an increase of only 21.0% from full year 2016;
  Reduced operating loss by 16%, to $3.8 million for the full year, as compared to $4.5 million in the full year 2016;
  Reported GAAP net loss of $2.0 million, as compared with a net loss of $838 thousand, inclusive of more than $860 thousand in one-time non-cash charges related to debt conversion;
  Further decreased cash burn to just $245 thousand in the fourth quarter and $1.6 million in the full year 2017;
  Increased balance sheet cash to $2.0 million at year-end to fund operations in 2018;
  Announced 2018 outlook of $6.5 million to $7.5 million in revenue and bookings of between $11 million and $12 million; and
  Continued to win a number of major accounts, including the U.S Social Security Administration, as well as ramped account win activity with a growing list of content management service provider resellers, rapidly accelerating the pace of new customer acquisition.

CEO Todd Bankofier stated, "AudioEye proved out its high growth SaaS model during 2017 with topline revenue growth of 172%, to $2.7 million. Growth was the result of consistent sales acceleration throughout the year, resulting in bookings of more than $6.3 million, much of which will be recognized or renewed in 2018. We have a solid foundation for revenue as we continue to rapidly expand the business, closely manage operating expenses, which increased just 21% year-over-year, and drive toward cash positive operations in 2018.

"Our strong growth results are indicative of the rapidly increasing demand for accessibility solutions. Market factors driving this trend include recognition of the ROI associated with expanding reach into as much as 15% of the population, the growing awareness of inclusion through accessibility as key to corporate social responsibility, and awareness of legal requirements as accessibility advocates press companies to comply with their responsibility to provide equal access guaranteed under the Americans with Disabilities Act.

"As we look ahead in 2018, we have set aggressive growth goals, targeting revenue of $6.5 million to $7.5 million and bookings of between $11 million and $12 million; we are off to a strong start. We begin the year with a solid base of ongoing subscription revenue from a current customer base, which has a near 100% renewal rate due to the importance of our platform in complying with WCAG 2.0 AA and Section 508 requirements. We are also seeing a strong pace of new customer subscriptions, in particular as our reseller partners ramp on our platform, rapidly introducing AudioEye solutions to tens of thousands of prospective customers. We anticipate signing a number of additional reseller partners across an array of vertical markets throughout 2018 to further strengthen our growth opportunities, in addition to our direct sales force which continues to win key increasingly high-profile accounts."

2017 Fourth Quarter and Full Year Financial Results

During the fourth quarter, growing demand for AudioEye's SaaS digital content accessibility platform in multiple end markets drove continued rapid expansion in revenue, new contract bookings and deferred revenue. The Company reported revenue of $876 thousand for the quarter ended December 31, 2017, a 119% increase from revenue of $400 thousand in the fourth quarter of 2016. For the full year 2017, AudioEye reported revenue growth of 172%, to $2.7 million, compared with $994 thousand for the full year 2016.

Forward revenue visibility continued to increase for AudioEye, with new cash contract bookings of $1.6 million in the fourth quarter, bringing full year 2017 bookings to $6.3 million, deferred revenue to $1.2 million and cash contracts in excess of deferred revenue to $3.3 million as of December 21, 2017.

Gross profit in the fourth quarter 2017 was $536 thousand, or 61% of revenue, compared with gross profit of $79,299, or 20% of revenue, in the fourth quarter 2016. For the full year, gross margin increased to 49.5% of revenue, compared with negative 23.3% in 2016. AudioEye anticipates gross margin to continue to improve in 2018, consistent with its high profit leverage SaaS business model.

Operating expenses remained tightly controlled and increased 22% year-over-year in the fourth quarter, to $1.4 million, reflecting additional sales and implementation positions to support AudioEye's rapid revenue and new contract bookings growth. Operating expenses increased only 21% year-over-year, to $5.1 million.

Full year operating expenses included non-cash expenses of $539 thousand in depreciation and amortization and $993 thousand in stock based compensation.

Operating loss was $869 thousand for the fourth quarter of 2017, down 19% from $1.1 million in the fourth quarter of 2016. For the full year, operating loss was $3.8 million, down 16% from $4.5 million in 2016.

For the quarter, AudioEye reported net loss of $2.0 million, compared to a net loss of $838 thousand in the fourth quarter 2016. Fourth quarter of 2017 included $860,000 in one-time interest and other charges pertaining to the company's Debt conversation. AudioEye reported net loss of $4.8 million, or $0.04 per share, for the full year 2017, compared to a net loss of $9.6 million, or $0.10 per share, in 2016.

Cash Flow and Balance Sheet
Net cash used in operating activities was $245 thousand in the fourth quarter, and $1.6 million for the full year 2017. The Company anticipates further reduction in cash used to fund operations as it moves toward breakeven revenue results. As of December 31, 2017, the Company's cash balance was $2.0 million.

Outlook
AudioEye expects full year 2018 cash contract bookings of between $11 million and $12 million, and recognized revenue of between $6.5 million and $7.5 million. The company expects to continue to grow operating expenses at a rate well below revenue growth, targeting cash flow neutral by the end of 2018.

About AudioEye, Inc.

AudioEye is a technology company serving businesses committed to providing equal access to their digital content. Through patented technology, subject matter expertise and proprietary processes, AudioEye is transforming how the world experiences digital content.

Leading with technology, AudioEye identifies and resolves issues of accessibility and enhances the user experience, making digital content more accessible and more usable for more people.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE." The Company maintains offices in Tucson, Atlanta and Washington D.C. For more information about AudioEye and its online accessibility solutions, please visit https://www.audioeye.com.

Forward-Looking Statements
Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the risk that the Company's bookings and revenue will not increase as currently expected or at all, the risk that the Company's cash position will not improve or will worsen, and the risk that the Company's current capitalization plan will not provide the Company with sufficient cash to address its current or future needs or will otherwise not be successful. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For Further information, please contact:

Matt Kreps, Darrow Associates Investor Relations
Email: mkreps@darrowir.com
Phone: (214) 597-8200

Todd Bankofier, AudioEye Chief Executive Officer
Email: tbankofier@audioeye.com
Phone: (520) 308-6140